Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
Pursuant to Section 19 of the Employment Agreement (the “Agreement”) by and between RCN Corporation, a Delaware corporation (“RCN” or the “Company”) and Michael T. Sicoli (“Employee”) dated as of September 28, 2009, the Agreement is hereby amended as follows:
1. Section 6 of the Agreement is amended by the deletion and replacement of Subsection 6(f) with the following:
“Notwithstanding anything to the contrary contained in this Agreement, any amounts payable pursuant to this Agreement that are subject to Code Section 409A and are subject to a Release pursuant to Section 6 shall not be paid on or before the 60th day following the date of the Executive’s termination of employment and any amounts payable prior to that time shall be delayed and paid on the 60th day following the date of Executive’s termination of employment; provided that no amounts shall be payable or benefits provided to the Executive unless, (x) on or prior to the 52nd day following the date of the Executive’s termination of employment, the Executive (or his or her estate, beneficiary, guardian or personal representative, as applicable) shall have executed the Release and (y) on or prior to the 59th day following the date of Executive’s termination of employment, such Release shall become effective and irrevocable. To the extent required to comply with Code Section 409A, payments and benefits provided under this Agreement shall be delayed for six months following the date of the Executive’s termination of employment.”
IN WITNESS WHEREOF, the undersigned have signed this Agreement on this the 23rd day of July, 2010.

RCN Corporation

By:	/s/ Jennifer C. McGarey

Name:	Jennifer C. McGarey

Title:	Acting General Counsel

Michael T. Sicoli

/s/ Michael T. Sicoli